Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-277639 and 333-215797) on Form S-8 of REV Group, Inc. and in the Registration Statement (No. 333-292000) on Form S-4 of Terex Corporation of our reports dated December 10, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of REV Group, Inc. appearing in this Annual Report on Form 10-K of REV Group, Inc. for the year ended October 31, 2025. We also consent to the reference to our firm under the heading "Experts" in the relevant prospectus for such registration statement on Form S-4.

/s/ RSM US LLP

Milwaukee, Wisconsin

December 10, 2025